UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 16, 2007

IBT BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31655	25-1532164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Main Street, Irwin, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(724) 863-3100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1–Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 16, 2007, S&T Bancorp, Inc. (“S&T”) and IBT Bancorp, Inc. (“IBT”) entered into an Agreement and Plan of Merger (“Merger Agreement”) under which IBT will be merged with and into S&T. IBT is the parent company of Irwin Bank. Concurrent with or immediately following the merger, Irwin Bank will be merged with and into S&T Bank, a wholly-owned subsidiary of S&T.

Under the terms of the Merger Agreement, each share of IBT common stock will be converted into the right to receive, at the election of the holder: (i) $31.00 in cash; (ii) between 0.93 and 0.97 shares of S&T common stock with the precise exchange ratio to be determined based upon the average closing price for S&T common stock for a 20 trading day period prior to the date of the IBT shareholder meeting at which the Merger Agreement will be considered; or (iii) a combination of cash and shares of S&T common stock. Elections will be subject to limitations set forth in the Merger Agreement that require that 45% of the outstanding shares of IBT common stock will be exchanged for cash with the remaining 55% of the outstanding shares to be exchanged for shares of S&T common stock. IBT has the right to terminate the Merger Agreement if (1) the average closing price of S&T’s common stock for the 20 consecutive trading days ending the day before the date on which the last regulatory approval is received is less than 85% of the closing price of S&T common stock on December 14, 2007, the last trading day preceding announcement of the Merger Agreement and (2) from December 16, 2007 through such date, S&T’s common stock has underperformed the Nasdaq Bank Index by more than 15%, unless S&T elects to increase the merger consideration per share pursuant to a formula specified in the Merger Agreement.

Three current members of the IBT Board of Directors will be invited to join the Boards of S&T and S&T Bank. In addition, each member of the IBT Bancorp, Inc. board of directors not appointed to the board of directors of S&T Bancorp, Inc. and S&T Bank will have the opportunity to serve on S&T Bank’s Westmoreland County Advisory Board.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the stockholders of IBT. The Merger is currently expected to be completed in the second quarter of 2008.

All of the directors of IBT have agreed to vote their shares in favor of the approval of the Merger Agreement at the IBT stockholders meeting to be held for the purpose of voting on the proposed transaction. In the event the Merger Agreement is terminated under certain circumstances, IBT has agreed to pay S&T a termination fee of $6,500,000.

The Merger Agreement also contains customary representations and warranties that S&T and IBT made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement, and are

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subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used for the purpose of allocating risk between S&T and IBT rather than establishing matters as facts.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

S&Twill file a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which will contain the proxy materials of IBT and certain other information regarding S&T. These proxy materials will set forth complete details of the merger. Investors are urged to carefully read the proxy materials when filed with the SEC, as they will contain important information. Investors will be able to obtain a copy of the proxy materials free of charge at the SEC’s website at www.sec.gov. The materials may also be obtained for free by directing a written request to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA 15701, Attention: Corporate Secretary, or to IBT Bancorp, Inc., 309 Main Street, Irwin, PA 15642, Attention: Corporate Secretary. Investors should read the proxy materials before making a decision regarding the merger.

IBT and its directors and executive officers may be deemed to be “participants” in IBT’s solicitation of proxies in connection with the proposed merger. Information regarding participants, including their holdings of IBT common stock may be found in IBT proxy statement for its 2007 annual meeting of shareholders dated March 16, 2007, as filed with the SEC. A copy of the proxy statement is available free of charge at the SEC’s website (www.sec.gov). Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by S&T or IBT with the SEC from time to time. Neither S&T Bancorp, Inc. nor IBT Bancorp, Inc. undertakes and both specifically disclaim any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of S&T or IBT.

Item 7.01	Regulation FD Disclosure

The joint press release issued by S&T and IBT announcing the execution of the Merger Agreement is furnished herewith as Exhibit 99.1.

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Item 9.01.   Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are filed herewith:

No.	Description

2.1	Agreement and Plan of Merger Dated December 16, 2007
99.1	Press Release Dated December 17, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBT BANCORP, INC.
Date: December 17, 2007	By:	/s/ Charles G. Urtin
Charles G. Urtin President and Chief Executive Officer (Duly Authorized Representative)

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